UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
 (Amendment No. 0)*

Eagle Bancorp Montana, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)


26942G10
(CUSIP Number)


04/06/2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

		[   ]	Rule 13d-1 (b)

		[   ]	Rule 13d-1 (c)

		[ X ]	Rule 13d-1 (d)


 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)




CUSIP No. 26942G10

----------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Ithan Creek Master Investment Partnership (Cayman) II L.P.
         98-0643603
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2.   CHECK THE APPROPRIATE BOX IF THE MEMBER OF A GROUP
                                                        (a)[   ]
                                                        (b)[   ]
----------------------------------------------------------------
3.   SEC USE ONLY

----------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands

------------------------------------ ---------------------------
                               5. SOLE VOTING POWER
 NUMBER OF                           0
 SHARES                        -----------------------------
 BENEFICIALLY                  6. SHARED VOTING POWER
 OWNED BY
 EACH                                212,960
 REPORTING                     -----------------------------
 PERSON                        7. SOLE DISPOTIVE POWER
 WITH                                0
                              -----------------------------
                               8. SHARED DISPOTIVE POWER
                                     212,960
---------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         212,960
----------------------------------------------------------------
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES                                               [   ]
----------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         5.22%
----------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
         PN



CUSIP No. 26942G10

----------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Wellington Hedge Management, LLC
         04-3215301
----------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF THE MEMBER OF A GROUP
                                                        (a)[   ]
                                                        (b)[   ]
----------------------------------------------------------------
3.   SEC USE ONLY

----------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Massachusetts

------------------------------------ ---------------------------
                               5. SOLE VOTING POWER
 NUMBER OF                           0
 SHARES                        -----------------------------
 BENEFICIALLY                  6. SHARED VOTING POWER
 OWNED BY
 EACH                                212,960
 REPORTING                     -----------------------------
 PERSON                        7. SOLE DISPOTIVE POWER
 WITH                                0
                              -----------------------------
                               8. SHARED DISPOTIVE POWER
                                     212,960
---------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         212,960
----------------------------------------------------------------
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES[   ]
----------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         5.22%
----------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
         CO





CUSIP No. 26942G10

Item 1(a). Name of Issuer:

                Eagle Bancorp Montana, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

                1400 Prospect Avenue
		Helena, MT 59601

Item 2(a). Name of Person Filing:

                This schedule is filed on behalf of Ithan Creek Master Investment Partnership (Cayman) II L.P. (Ithan Creek II), a Cayman Islands limited Partnership and Wellington Hedge Management, LLC
		(WHML), a Massachusetts limited liability company which is the sole general partner of Ithan Creek II

Item 2(b). Address of Principal Business Office or, if None,
           Residence:

                c/o Wellington Management Company, LLP
		75 State Street
                Boston, Massachusetts  02109

Item 2(c). Citizenship:

                Cayman Islands

Item 2(d). Title of Class of Securities:

                Common Stock

Item 2(e). CUSIP Number:

                26942G10

Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b), or
         13d-2(b) or (c), Check Whether the Person Filing is a:

    (a) [   ] Broker or dealer registered under Section 15 of the Act.

    (b) [   ] Bank as defined in Section 3(a)(6) of the Act.

    (c) [   ] Insurance Company as defined in Section 3(a)(19) of
              the Act.


CUSIP No. 26942G10

    (d) [   ] Investment Company registered under Section 8 of the
              Investment Company Act.

    (e) [   ] An investment adviser in accordance with
                Rule 13d-1(b)(1)(ii)(E);

    (f) [   ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [   ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);  see item 7;

    (h) [   ] A savings association as defined in Section 3(b) of the
              Federal Deposit Insurance Act;

    (i) [   ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) [   ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(c), check this box [X]

Item 4. Ownership.
        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a)  Amount beneficially owned:

	     Ithan Creek II and WHML each may be deemed to beneficialy Own 212,960 shares of the Common Stock of the Issuer.

       (b)  Percent of class: 5.22%



	CUSIP No. 26942G10



       (c)   Number of shares as to which such person has:

       (i) Sole power to vote or to direct the vote        0
       (ii) Shared power to vote or to direct the vote     212,960
       (iii) Sole power to dispose or to direct the
            disposition of                                 0
       (iv) Shared power to dispose or to direct the
            disposition of                                 212,960

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

         [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another
         Person.

       The securities as to which this Schedule is filed by Wellington Trust, in its capacity as investment adviser, are owned of record by clients of Wellington Trust. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities, except as follows:


       	       Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which
        Acquired the Security Being Reported on by the Parent Holding
        Company.

               Not Applicable.

Item 8. Identification and Classification of Members of the Group.

               Not Applicable.

Item 9.  Notice of Dissolution of Group.

               Not Applicable.

CUSIP No. 26942G10



Item 10. Certification.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the
		   effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection withor as a participant in any transaction having that purpose or effect.


                           SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                               By: Ithan Creek Master Investment
	                           Partnership (Cayman) II L.P.

			       By: Wellington Hedge Management,LLC
				   its General Partner

                               By:--//Gregory S. Konzal//--
                               Name:  Gregory S. Konzal
                               Title: Vice President
                               Date:  April 22, 2010